Shareholder meeting results (Unaudited)
January 28, 2011 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 		Votes withheld

Ravi Akhoury 				57,497,465 	1,902,790
Barbara M. Baumann 			57,502,268 	1,894,546
Jameson A. Baxter 			57,425,254 	1,970,985
Charles B. Curtis 			57,380,384 	2,016,689
Robert J. Darretta 			57,439,449 	1,958,057
Myra R. Drucker*			57,470,192 	1,925,935
John A. Hill 				57,429,758 	1,968,567
Paul L. Joskow 				57,497,924 	1,898,882
Kenneth R. Leibler 			57,487,670 	1,908,972
Robert E. Patterson 			57,438,020 	1,959,088
George Putnam, III 			57,509,731 	1,884,911
Robert L. Reynolds 			57,475,643 	1,930,002
W. Thomas Stephens 			57,443,229 	1,954,913

*Myra Drucker retired from the Board of Trustees of the Putnam funds effective January 30, 2011.

All tabulations are rounded to the nearest whole number.